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                     November 20, 2020

       Scott Reed
       Chief Executive Officer
       LF Capital Acquisition Corp.
       600 Madison Avenue, Suite 1802
       New York, NY 10022

                                                        Re: LF Capital
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 25,
2020
                                                            File No. 001-38545

       Dear Mr. Reed:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction